UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2013

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

N/A
(Former Name or Former Address, if Changed Since Last Report) ______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2013, the employment agreement of Mr. Stephen B. Burke, Executive Vice President of Comcast Corporation and the President and Chief Executive Officer of NBCUniversal Media, LLC, was amended.  The amendment secures Mr. Burke’s employment through August 31, 2018; increases his base salary to $2.6 million effective September 1, 2013, although his annual cash bonus opportunity will remain at 300% of base salary (based on the achievement of performance goals); and includes additional restrictions and obligations for our benefit.  The amendment also provides that, as an inducement for Mr. Burke to extend the term of his existing employment agreement, and on account of Mr. Burke’s outstanding work in integrating NBCUniversal and its businesses into Comcast, and making extraordinary progress in improving its businesses and results, Mr. Burke will be granted a performance-based bonus in the amount of $5 million, payable in the form of a $2.5 million credit to his account under our deferred compensation plan and a restricted stock unit grant having a value of $2.5 million that will vest 13 months following the date of grant, subject to continued employment and a performance condition that Comcast’s operating cash flow for the twelve-month period ending June 30, 2014 equals at least 101% of the operating cash flow for the twelve-month period ended June 30, 2013.  Additionally, the amendment continues the structure under Mr. Burke’s current employment agreement of crediting contributions to his deferred compensation plan account, with $3.5 million being credited in 2014 and with annual contributions increasing by 5% each year thereafter from 2015 through 2018.

The above summary is qualified by its entirety by the terms and conditions set forth in the amendment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
99.1	Amendment No. 2 to Employment Agreement with Stephen B. Burke entered into on August 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	August 16, 2013	By:	/s/ Arthur R. Block
Arthur R. Block Senior Vice President, General Counsel and Secretary